Exhibit 99.1

  PREMIER COMMUNITY BANKSHARES, INC.

Post Office Box 998, Stephens City, Virginia 22655

(540) 869-6600

Premier Community Bankshares, Inc.

Announces 20% Earnings Increase for the First Quarter

Winchester, Virginia, April 14, 2004

(Nasdaq: PREM) Premier Community Bankshares, Inc. reported net income of $1.3 million for the first quarter of year 2004, an increase of 20% or $217 thousand over the net income for the corresponding quarter of 2003.  Diluted earnings per share were $0.26, an increase of 8% from the $0.24 per share for the first quarter of 2003.  The return on assets was 1.12% and the return on equity was 13.39%.  In comparison, the first quarter of 2003 generated a return on assets and equity of 1.12% and 14.71% respectively.  The reductions in earnings per share and return on equity were the result of increased equity from a common stock offering in late 2003.

Total assets for the company as of March 31, 2004 were $498.2 million, a gain of $79.8 million or 19% over the same period last year.  Net loans outstanding grew by $89.7 million or 27% and accounted for all of the asset growth.  In spite of the large rate of growth, loan quality remained strong as evidenced by the ratio of non-performing loans to total assets.  As of March 31, 2004, this ratio was 0.08% as compared to 0.23% as of March 31, 2003.  Both ratios were well below peer averages. The increase in net income is attributable in large part to the interest income and corresponding fees derived from the growth in loans. The increase in loans was funded by a $57.2 million increase in deposits and a $17.8 million decrease in Federal Funds Sold. Total deposits equaled $424.6 million, an increase of $57.2 million or 16% over the corresponding quarter of 2003. Other income increased as a result of fees on a growing asset and deposit base while other expenses increased due to personnel expenses and equipment needed to service an expanding customer base and the opening of additional branch offices.

Premier Community Bankshares is a growing multi-bank holding company that operates 16 offices in the Shenandoah Valley region located in the northwestern part of Virginia.  The corporation’s two subsidiary banks of Rockingham Heritage Bank and The Marathon Bank serve an increasingly diversified market with a population in excess of 300,000.  The Corporation also operates a loan production office in the eastern panhandle of West Virginia.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances. Actual results could differ materially from current projections. Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

THE MARATHON BANK   4095 Valley Pike, Winchester, Virginia 22602

ROCKINGHAM HERITAGE BANK  110 University Boulevard, Harrisonburg, Virginia 22801

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Three Months Ended
Balance Sheet	March 31st,
Assets:	2004	2003	% Change
Cash & Due From Banks	$25,067	$23,284	7.7%

Interest Bearing Due From Banks	181	596	-69.6%

Fed Funds Sold	6,692	24,452	-72.6%

Securities-HTM	8,159	10,165	-19.7%

Securities-AFS	16,176	14,198	13.9%

Loans	427,234	336,497	27.0%

Allowance for Loan Losses	-4,525	-3,525	28.4%

Loans Held for Resale	0	0	0.0%

Bank Premises & Equip.	11,569	8,587	34.7%

Other Assets	7,686	4,184	83.7%

Total Assets	$498,239	$418,438	19.1%

Liabilities:
Noninterest Bearing Deposits	$67,472	$49,354	36.7%

Interest Bearing Deposits	357,092	317,976	12.3%

Total Deposits	$424,564	$367,330	15.6%

Other Borrowed Money	17,652	11,489	53.6%

Other Liabilities	2,769	1,584	74.8%

Trust Preferred Capital Notes	13,000	7,000	85.7%

Total Liabilities	$457,985	$387,403	18.2%

Shareholders’ Equity
Common Stock	$4,887	$4,562	7.1%

Capital Surplus	19,349	15,020	28.8%

Retained Earnings	15,721	11,127	41.3%

Accumulated Other Comp Income(loss)	297	326	-8.9%

Total Shareholders’ Equity	$40,254	$31,035	29.7%

Total Liabilities and Shareholders’ Equity	$498,239	$418,438	19.1%

	Three Months Ending
	March 31st,
	2004	2003	% Change
Income Statement

Interest Income	$7,150	$6,250	14.4%

Interest Expense	2,036	2,150	-5.3%

Net Interest Income	5,114	4,100	24.7%

Provision for Loan Losses	429	240	78.8%

Net Interest Income After Provision for Loans Losses
	4,685	3,860	21.4%

Other Income	1,035	602	71.9%

Other Expenses	3,781	2,811	34.5%

Income Before Taxes	1,939	1,651	17.4%

Income Taxes	618	547	13.0%

Net Income	$1,321	$1,104	19.7%

Results of Operation

Book Value Per Share	$8.24	$6.80	21.2%

Earnings Per Share-Basic	$0.27	$0.24	12.5%

Earnings Per Share-Assuming Dilution	$0.26	$0.24	8.3%

Return on Average Assets	1.12%	1.12%	0.0%

Return on Average Equity	13.39%	14.71%	-9.0%

Allowance for Loan Losses to Loans	1.06%	1.05%	1.0%

Common Shares Outstanding, (Thousands)	4,887	4,562	7.1%